VALHI REPORTS SECOND QUARTER RESULTS

DALLAS, TEXAS . . August 8, 2007.  Valhi, Inc. (NYSE: VHI) reported a net loss of $4.9 million, or $.04 per diluted share, in the second quarter of 2007 as compared to net income of $17.7 million, or $.15 per diluted share, in the second quarter of 2006.  For the first six months of 2007, Valhi reported net income of $21.2 million, or $.18 per diluted share, compared to net income of $41.1 million, or $.35 per diluted share, in the first six months of 2006.

Chemicals sales decreased $2.5 million in the second quarter of 2007 as compared to the second quarter of 2006 due primarily to net effects of lower average TiO2 selling prices and sales volumes, partially offset by the favorable fluctuations in currency exchange rates which increased chemicals sales by approximately $15 million.  For the first six months of 2007, chemical sales increased $7.2 million as compared to the same period in 2006 as the favorable effect of fluctuations in currency exchange rates, which increased chemicals sales by approximately $31 million, more than offset the unfavorable effect of lower average TiO2 selling prices and sales volumes.  Kronos’ average TiO2 selling prices in the second quarter of 2007 were 4% lower than the second quarter of 2006, and prices were 3% lower in the year-to-date period.  Kronos' TiO2 sales volumes in the second quarter of 2007 decreased 2% as compared to the second quarter of 2006, and volumes were 1% lower in the year-to-date period, as higher volumes in Europe and export markets were more than offset by lower volumes in North America. The table at the end of this press release shows how each of these items impacted the overall changes in chemicals sales.

Chemicals operating income declined $8.6 million and $11.5 million in the second quarter and first six months of 2007, respectively, as compared to the same periods in 2006 due primarily to lower average TiO2 selling prices and sales volumes and higher raw material and energy costs, partially offset by the favorable effects of fluctuations in currency exchange rates which increased chemicals operating income by approximately $4 million and $7 million, in the second quarter and first six months of 2007, respectively.  Chemicals operating income comparisons were also impacted by changes in Kronos’ TiO2 production volumes, which increased 2% in the year-to-date period but decreased 2% in the second quarter.  Kronos’ TiO2 production volumes in the first six months of 2007 were a company record.

In December 2006, Kronos adopted a new accounting standard related to planned major maintenance expense.  Under the new standard, Kronos no longer accrues the cost of planned major maintenance expense in advance but instead recognizes the cost of planned major maintenance when incurred.  The new standard was adopted retroactively, and accordingly the Company’s net income in the second quarter of 2006 is approximately $.5 million lower than previously reported.  The effect of adopting the new standard did not have a material impact on the 2006 year-to-date results.

Component product net sales decreased $4.9 million in the second quarter of 2007 as compared to the same quarter of 2006, and declined $8.4 million in the year-to-date period, due to lower sales to the office furniture market where, for certain products, Asian competitors have established selling prices at a level below which CompX considers would return an acceptable margin, partially offset by new sales volumes as a result of a performance marine acquisition in April 2006.  Component product operating income declined $.9 million in the quarter and $.4 million in the year-to-date period, as the unfavorable effect of lower sales and higher raw material costs more than offset the favorable effect of a change in product mix and a continued focus on reducing costs and improving efficiency.  Component product operating income comparisons were also negatively impacted by relative changes in foreign currency exchange rates, which decreased operating income by $.7 million for the quarter and $.5 million for the year-to-date period.  Waste management sales decreased, and its operating loss increased, due to lower utilization of waste management services.

As previously reported, in March 2007 the Company paid a special dividend in the form of all of the shares of TIMET common stock it previously held.  As a result, the Company no longer reports equity in earnings of TIMET after the first quarter of 2007.

General corporate interest and dividend income declined in 2007 as compared to the same periods of 2006 due primarily to lower dividend distributions from The Amalgamated Sugar Company LLC.  Insurance recoveries relate principally to NL’s recovery from certain former insurance carriers in settlements of claims related to certain environmental, indemnity and past litigation defense costs.  These insurance recoveries (net of tax and minority interest) aggregated $.01 per diluted share in each of the first six months of 2006 and 2007.  General corporate expenses increased in the second quarter and first six months of 2007 as compared to the same periods in 2006 primarily due to higher litigation and related expenses at NL partially offset by lower environmental and pension expenses.

The $22.3 million loss on prepayment of debt in the second quarter of 2006 ($.09 per diluted share, net of income tax benefit and minority interest) relates to Kronos’ May 2006 redemption of its 8.875% Senior Secured Notes, using the proceeds from its April 2006 issuance of 6.5% Senior Secured Notes.  Interest expense was lower in the 2007 periods due to the replacement of the 8.875% Notes with the lower rate 6.5% Notes.

The Company’s effective income tax rate varies significantly from the U.S. statutory federal income tax rate in both periods of 2006 and 2007.  In the second quarter of 2007, and following a recent court decision in the European Union Court of Justice that we believe may favorably impact us, we initiated a tax planning strategy.   In part as a result of this tax planning strategy, in the second quarter of 2007 we filed amended prior-year income tax returns in Germany.  As a result of the amended returns, our aggregate German corporate and trade net operating loss carryforward was reduced by $8.7 million.  Consequently, we recognized an $8.7 million ($.05 per diluted share, net of minority interest) non-cash provision for deferred income taxes in the second quarter of 2007 related to the German tax attribute adjustment.  In 2006 we recognized an aggregate tax benefit of $12.6 million ($.07 per diluted share, net of minority interest) primarily related to the withdrawal of certain income tax assessments previously made by the Belgian and Norwegian tax authorities, the favorable resolution of certain income tax issues related to Germany and Belgium and the enactment of a reduction in Canadian federal income tax rates. Substantially all of this aggregate $12.6 million income tax benefit was recognized in the second quarter of 2006.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for the Company’s products,
•	The cyclicality of certain of the Company's businesses,
•	Customer inventory levels,
•	Changes in the Company’s raw material and other operating costs,
•	The possibility of labor disruptions,
•	General global economic and political conditions,
•	Competitive products and substitute products,
•	Possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts,
•	Customer and competitor strategies,
•	The impact of pricing and production decisions,
•	Competitive technology positions,
•	The introduction of trade barriers,
•	Restructuring transactions involving us and our affiliates,
•	Potential consolidation of our competitors,
•	The extent to which our subsidiaries were to become unable to pay dividends,
•	Fluctuations in currency exchange rates,
•	Operating interruptions,
•	The timing and amount of insurance recoveries,
•	The ability of the Company to renew or refinance credit facilities,
•	Uncertainties associated with new product development,
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters,
•
The ultimate ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefit of which has been recognized under the more-likely-than-not recognition criteria,

•	Environmental matters,
•	Government laws and regulations and possible changes therein,
•	The ultimate resolution of pending litigation, and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products, furniture components and performance marine components) and waste management industries.

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VALHI, INC. AND SUBSIDIARIES

CONDENSED SUMMARY OF OPERATIONS

(In millions, except earnings per share)

	Three months ended June 30,		Six months ended June 30,
	2006	2007	2006	2007
	(unaudited)
Net sales
Chemicals	$345.1	$342.6	$649.4	$656.6
Component products	50.2	45.3	97.2	88.8
Waste management	4.3	1.1	7.3	2.6

Total net sales	$399.6	$389.0	$753.9	$748.0

Operating income (loss)
Chemicals	$33.2	$24.6	$66.4	$54.9
Component products	5.7	4.8	10.8	10.4
Waste management	(1.1)	(3.2)	(3.7)	(6.2)

Total operating income	37.8	26.2	73.5	59.1

Equity in:
TIMET	20.4	-	42.5	26.9
Other	(.3)	1.0	(2.0)	.5

General corporate items:
Interest and dividend income	10.6	7.9	20.4	15.8
Insurance recoveries	.6	.5	2.8	3.0
Securities transaction gains, net	-	.2	.2	.5
Loss on prepayment of debt	(22.3)	-	(22.3)	-
General expenses, net	(8.6)	(11.0)	(15.0)	(17.0)
Interest expense	(19.2)	(15.9)	(36.0)	(31.5)

Income before income taxes	19.0	8.9	64.1	57.3

Provision (benefit) for income taxes	(1.1)	13.3	18.0	33.1

Minority interest in after-tax earnings	2.4	.5	5.0	3.0

Net income (loss)	$17.7	$(4.9)	$41.1	$21.2

Basic and diluted net income (loss) per share	$.15	$(.04)	$.35	$.18

Shares used in calculation of per share amounts
Basic earnings	116.4	114.9	116.5	114.8

Diluted earnings	116.8	115.1	116.9	115.1

VALHI, INC. AND SUBSIDIARIES

IMPACT OF PERCENTAGE CHANGE IN CHEMICALS NET SALES

	Three months ended June 30, 2007 vs. 2006	Six months ended June 30, 2007 vs. 2006
	(unaudited)

Percent change in net sales:
TiO2 product pricing	(4)%	(3)%
TiO2 sales volumes	(2)	(1)
TiO2 product mix	1	-
Changes in currency exchange rates	4	5

Total	(1)%	1%